UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report: July 25, 2007

Frontier Financial Corporation
(Exact name of registrant as specified in its charter)

Washington (State of incorporation or organization)	000-15540 (Commission File Number)	91-1223535 (I.R.S. Employer Identification No.)
332 S.W. Everett Mall Way P.O. Box 2215 Everett, Washington (Address of principal executive offices)	98204 (Zip Code)
Registrant’s telephone number, including area code: (425) 514-0700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [X]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14a-12)

 [   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On July 25, 2007, Frontier Financial Corporation (“Frontier”) and Bank of Salem (“Salem”) entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Salem agreed to merge with and into Frontier’s subsidiary, Frontier Bank (the “Merger”). Frontier is a bank holding company headquartered in Everett, Washington. The information set forth herein is qualified by reference to the Merger Agreement which is filed as part of this 8-K as Exhibit 2.1.

The Merger Agreement provides that, if the Merger is completed, Salem shareholders will receive a fixed price of $21.00 of Frontier common stock for each share of Salem common stock at closing, provided the average closing price of Frontier for ten days prior to closing is between $21.21 and $29.17.

Consummation of the Merger Agreement is subject to approval by regulatory authorities, approval by the shareholders of Salem, and certain other conditions set forth in the Merger Agreement. The Merger is expected to close during the fourth quarter of 2007.

Item 7.01  Regulation FD Disclosure.

On July 25, 2007, Frontier and Salem issued a joint press release announcing the Merger. The press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

 (d) Exhibits

Exhibit 2.1	Agreement and Plan of Merger, dated as of July 25, 2007, between Bank of Salem and Frontier Financial Corporation.

Exhibit 99.1	Press Release dated July 25, 2007.

SIGNATURES

Frontier Financial Corporation
(Registrant)
July 25, 2007	/s/ John J. Dickson
(Date)	John J. Dickson Chief Executive Officer

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of July 25, 2007, between Bank of Salem and Frontier Financial Corporation

99.1	Press Release dated July 25, 2007